Exhibit 10.08

Senior Manager Incentive Compensation Plan – 2006

Plan Objective

The Senior Manager Incentive Compensation Plan is established to provide an opportunity for designated Caraustar Senior Managers to earn incentive compensation in the form of a cash bonus based upon the achievement of predetermined annual corporate financial performance targets and personal performance objectives.

Plan Participants (Eligibility)

Participants in the Senior Manager Incentive Compensation Plan shall be designated senior managers of the company in positions whose contribution has a material effect upon corporate financial performance. Plan participants shall be designated each January 1 by the President and CEO and approved by the Compensation and Employee Benefits Committee of the Board of Directors. Newly hired or promoted Senior Managers may enter the plan within the calendar plan year with the approval of the President and CEO and the Compensation and Employee Benefits Committee; however, no participant may enter the plan after July 1.

In order for a participant to receive a payout under the plan, the participant must be in active service as of December 31 of the plan year unless terminated due to death, disability or retirement. The Compensation and Employee Benefits Committee may approve a payout in other circumstances of separation. The Compensation and Employee Benefits Committee will make the final determination of payout eligibility.

Plan Year and Plan Measurement (Performance Criteria)

The plan year shall be the calendar year, January 1 through December 31. Performance and payout under the plan shall be determined based upon the achievement of annual corporate financial performance targets established within the first 90 days of the plan year by the Compensation and Employee Benefits Committee. The Corporate financial performance targets may be revised during the plan year by the Compensation and Employee Benefits Committee based upon the recommendation of the President and CEO due to extraordinary factors which significantly impact target achievement.

Plan Payout

The cash bonus corporate finance performance related opportunity for designated senior manager participants shall be a maximum opportunity of 120% (target of 60%) of plan year bonusable earnings.

Payout Computation (Bonus Formula)

The payout of the cash bonus shall be based upon the achievement of the Corporate Financial Performance Objective in accordance with the following:

Percentage of Financial Performance Objective Achieved	Cash Bonus Percentage of Bonusable Earnings Paid
Less than 70%	0

Between 70% and 100%	For each additional 1% achieved from 70 – 100%, the percent of cash bonus paid is increased by 3 1/3%.

Beyond 100-120%	For each 1% beyond the 100% target EPS achieved, the percent of bonus paid will be increased by an additional 3 1/3%.

Personal Performance Achievement

In addition to the incentive cash bonus based upon achievement of the Corporate financial performance targets, Senior Managers may earn an additional incentive cash bonus of up to a maximum opportunity of 30% of base salary earnings (with a target of 15%) for the successful completion of specified personal performance objectives. The personal performance objectives shall be determined at the beginning of the plan year and evaluated for successful completion at the end of the plan year by the President and CEO subject to the final approval of the Compensation and Employee Benefits Committee of the Board of Directors.

Bonus Payments Conditions

Any bonus payments due under the Senior Manager Employee Incentive Compensation Plan will normally be made after the completion of audited financial statements for the plan year. In no case will the total bonus payout exceed 100% of earnings.

Plan Changes

The Senior Manager Incentive Compensation Plan may be subject to review and alteration as deemed appropriate by the Compensation and Employee Benefits Committee each plan year.